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                                                                    Exhibit 99.1


                 Copyright 2000 PR Newswire Association, Inc.
                                 PR Newswire

                          January 18, 2000, Tuesday

SECTION: FINANCIAL NEWS

DISTRIBUTION: TO BUSINESS EDITOR

LENGTH: 459 words

DEADLINE: Purina Mills, Inc. Files Plan of Reorganization and Disclosure Statement With Bankruptcy Court

BODY:

        Less than three months after commencing its Chapter 11 cases, Purina Mills, Inc. announced that it has filed its Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court for the District of Delaware. A hearing on the adequacy of the Disclosure Statement is expected to occur in February. After approval of the Disclosure Statement, Purina Mills will commence the solicitation of votes for approval of its Plan of Reorganization.
        "The company has worked very hard over the past few months to complete this process in a timely manner. We have successfully transitioned purchasing activities formerly handled by Koch Industries back to our headquarters in St. Louis. We continue to work toward making Purina Mills a successful stand-alone company at the end of this process," said Brad Kerbs, Purina Mills' President and Chief Operating Officer.
        Under the terms of the Plan of Organization, the equity interest in Purina Mills' parent company, PM Holdings Corporation, held by Koch Agriculture Company will be canceled. Koch Agriculture also will provide a one time $60 million capital contribution to Purina. Holders of the Company's Senior Subordinated Notes,together with the holders of other allowed general unsecured pre-petition claims, will receive new common stock in reorganized Purina. The plan comtemplates that the new common stock will be listed on or quoted through a national securities exchange.
        "We are confident that, upon confirmation of the plan, we will emerge from Chapter 11 as a stand-alone, stronger operation with a bright, new future," said Brad Kerbs.

        Purina Mills is America's largest producer and marketer of animal nutrition products. Based in St. Louis, Missouri, the company has 49 plants and 2500 employees nationwide. Purina Mills is not affiliated with Ralston Purina Company, which is the registered owner of the trademarks "Purina," the checkerboard logo and Purina Dog Chow brand and Purina Cat Chow brand pet foods.

        Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.

SOURCE: Purina Mills, Inc.

CONTACT: Max Fisher, 314-768-4405, for Purina Mills, Inc.

URL: http://www.prnewswire.com

LANGUAGE: ENGLISH

LOAD-DATE: January 19, 2000